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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-75475) and related Prospectus of Cooper Industries, Inc. for the registration of $500,000,000 of debt securities and to the incorporation by reference therein of our report dated January 25, 1999, with respect to the consolidated financial statements of Cooper Industries, Inc., included as Appendix A to the Cooper Industries, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                    /s/ ERNST & YOUNG LLP

Houston, Texas
May 14, 1999